Exhibit 10.17

Sunoco, Inc. Director Compensation Summary Sheet

As discussed in Sunoco’s Corporate Governance Guidelines (a copy of which can be found at Sunoco’s Internet web site, www.SunocoInc.com), Sunoco’s directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The Chief Executive Officer is not paid for his services as a director. The following table summarizes the annual compensation of Sunoco’s directors.

Type of Compensation	Value
Annual Retainer (Cash Portion)	$34,900
Annual Retainer (Stock-Based Portion)	$40,000
Annual Restricted Share Credit under Directors’ Deferred Compensation Plan	$27,500

TOTAL (excluding Committee Chair Retainer, Committee Chair Fee, and meeting fees)	$102,400

Annual Retainer for Committee Chair	$2,000
Committee Chair Fee (per meeting attended for which a director serves as chair)	$500
Board or Committee Attendance Fee (per meeting attended)[1]	$2,000

NOTE TO TABLE:

[1]	A fee of $2,000 per day is also paid in cash for special meetings.

Directors’ Deferred Compensation Plan: The Directors’ Deferred Compensation Plan permits independent directors to defer a portion of their compensation. Payments of compensation deferred under this plan are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate based upon Sunoco’s cost of borrowing. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. The Plan also provides for the annual crediting of restricted share units, which is a portion of the directors’ compensation package. The restricted share units are not payable until death or other termination of Board service, or in the event of a change in control of the Company.

Directors’ Retainer Stock Plan: The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is granted to each director after the annual meeting. Any shares issued are restricted, prohibiting the transfer or sale of such shares for one year from the date of issue. The holder of the shares receives quarterly dividend equivalents equal to the dividends declared on the Company’s shares. A director may defer receipt of these shares pursuant to the Directors’ Deferred Compensation Plan in share units.

Long-Term Performance Enhancement Plan II: The Long-Term Performance Enhancement Plan II provides that stock option awards under the plan may be made to independent directors of the Company. The options generally have a ten-year term and are generally exercisable two years after the date of grant. The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco common stock on the date the option was granted. The purchase price may be paid in cash or in shares of common stock. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and the Long-Term Performance Enhancement Plan II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust: In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including the Directors’ Deferred Compensation Plan. Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Other Compensation and Benefits: As part of their compensation package, the directors are also reimbursed for their expenses related to their attendance at Sunoco meetings, including, room, meals, and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. When traveling on Sunoco business, a director may be accompanied by his or her spouse at Sunoco’s expense. As a member of the Board of Directors, the directors are automatically covered by the following insurance plans – travel accident insurance coverage of $250,000, which protects them whenever they travel on Sunoco business, and life insurance, which is provided to independent directors in the amount of $50,000 until the director’s Board service terminates. Also as part of their compensation package, the directors are reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines: Each independent director is expected to own Sunoco common stock with a market value equal to at least 5 times the total annual retainer. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held in the Directors’ Deferred Compensation Plan. New directors are allowed a five-year phase-in period to comply with the guidelines. As of December 31, 2004, all independent directors were in compliance with the guidelines or, in the case of directors elected during the past five years, on track to achieve compliance with the guidelines within the five-year period.

Directors’ & Officers’ Indemnification Agreements: Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.